Exhibit 99.1

Great Elm Capital Corp. Announces New Board Member

WALTHAM, Mass., March 15, 2022 (GLOBE NEWSWIRE) -- Great Elm Capital Corp. (“we,” “us,” “our,” or “GECC”) (NASDAQ: GECC), today announced that Chad Perry has been appointed to its Board of Directors.  Mr. Perry’s appointment, along with recent additions Matthew Drapkin and Richard Cohen, represent the Board’s focused efforts to enhance its leadership to support GECC’s growth objectives.

“We are excited to have Chad Perry join our Board,” said GECC’s newly appointed CEO, Matt Kaplan. “Along with our recent additions and existing Board members, Mr. Perry adds to the diverse experience and leadership qualities that we believe will support our strategic growth initiatives.”

GECC’s Chairman of the Board, Matthew Drapkin, stated: “The Board is happy to welcome Chad Perry as a partner for our growth plan.  We have a tremendous opportunity ahead of us and are pleased to have a strong Board to guide our strategy.”

Mr. Perry will serve as Board Member, Compensation Committee Chair and a Member of the Audit and Nominating and Governance Committees.  Mr. Perry is the Executive Vice President, General Counsel and Secretary for Tanger Outlets.  Prior to Tanger, he was Executive Vice President and Deputy General Counsel of LPL Financial Corporation from May 2006 to December 2011. Previously, he was Senior Corporate Counsel of EMC Corporation. Mr. Perry began his legal career with international law firm Ropes & Gray LLP. Mr. Perry is a graduate of Princeton University, and earned a J.D. from Columbia University, where he was a Harlan Fiske Stone Scholar. He is a member of both the Massachusetts and California bar associations.

About Great Elm Capital Corp.
Great Elm Capital Corp. is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

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investorrelations@greatelmcap.com